Exhibit 99.1

        Sovereign Bancorp Prices Offering of $700 Million of Contingent
              Convertible Trust Preferred Securities (Trust PIERS)

    PHILADELPHIA, Feb. 19 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today announced that it has priced an offering of $700 million aggregate principal amount (prior to the underwriters' over-allotment option of $100 million) of convertible trust preferred securities due 2034 (Trust PIERS or Preferred Income Equity Redeemable Securities).

    The Trust PIERS offer fixed cash distributions at a rate of 4.375% per annum payable quarterly, a conversion price of $30.67, which is a 35% premium to the closing price of the common stock, and a contingent conversion right based on a 130% premium over the conversion price. The Trust PIERS will also pay contingent distributions under certain circumstances.

    The Company will use the net proceeds from the offering for general corporate purposes. "We believe this offering provides us with capital at a reasonable cost and gives us substantial flexibility to realize our corporate objectives," said Jay S. Sidhu, Sovereign's Chairman and Chief Executive Officer.

    The offering is being made through an underwriting syndicate led by Lehman Brothers Inc. Offerings of the Trust Securities will be made only by means of a prospectus supplement. Parties may obtain a copy of the prospectus supplement by contacting Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 631-254-7106, fax: 631-254-7268, e-mail: niokioh_wright@adp.com.

    Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $45 billion financial institution with 535 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island.
Sovereign Bank is one of the top 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

    This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release may contain forward-looking statements that are estimates reflecting the best judgment of Sovereign based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Sovereign, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Sovereign; the ability to implement productivity and cost reduction efforts; the overall financial condition of Sovereign's customers; the ability of vendors and business partners to continue to provide products and services to Sovereign; the continued successful integration of acquired companies, including First Essex Bancorp and Seacoast Financial, and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability; pricing and other competitive factors in the industry; the ability to attract and retain needed management; the impact of consolidation in the banking industry; volatility in the market for Sovereign's stock and in the financial markets generally; access to capital and financing; the demand for Sovereign's products and services; variations in costs or expenses; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Sovereign's reports and filings with the Securities and Exchange Commission.

    "Preferred Income Equity Redeemable Securities"(SM) and "PIERS"(SM) are service marks owned by Lehman Brothers Inc.

SOURCE  Sovereign Bancorp, Inc.
    -0-                             02/19/2004
    /CONTACT: FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz@sovereignbank.com, all of Sovereign Bancorp/
    /Web site:  http://www.sovereignbank.com /
    (SOV)

CO:  Sovereign Bancorp, Inc.; Lehman Brothers Inc.
ST:  Pennsylvania
IN:  FIN
SU:  OFR